Exhibit 99.1

NEWS RELEASE RARE ELEMENT RESOURCES LTD NYSE MKT: REE TSX: RES November 12, 2013 Ref: 27 -2013

Rare Element Reports September 30, 2013 Financial Results

November 12, 2013 - Lakewood, Colorado - Rare Element Resources Ltd. (NYSE MKT: REE and TSX: RES) (the “Company”), a mineral resources company advancing development of the Bear Lodge Critical Rare Earth Project, reported today that it has filed its unaudited, consolidated interim financial statements on Form 10-Q for the three-months ended September 30, 2013 on www.sec.gov and www.sedar.com.

“During the quarter, we pursued a number of key activities aimed at supporting detailed engineering and evaluating alternatives for the Bear Lodge Project,” said Randall J. Scott, President and Chief Executive Officer.  “We are pleased that the geology of our ore bodies and our innovative processing technology continue to present attractive opportunities for the Company. As we move into 2014, we will evaluate improvements to our physical upgrade flow sheet, potential byproduct sales and the cost/benefit of downstream rare earth elemental separation for their ability to generate enhanced value for our shareholders.  We will do this on a parallel path with the work we already have underway to support permitting and development.”

Highlights of the Quarter

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Testing was completed on our proprietary process technology and confirmed, under optimized pilot plant conditions, the ability to produce a 97% pure bulk total rare earth element (REE) concentrate, to accomplish an overall average REE recovery of 85% and to recycle and regenerate some of the more costly raw material components of the process. The work also identified areas of additional opportunity, such as potential physical upgrade optimization, additional byproduct recovery and simplified, possibly lower cost elemental separation.

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Identified and secured a provisional patent on the process to isolate Thorium (Th) from the REE concentrate in the oxalate and acid recovery process, a significant breakthrough due to the presence of Th in most REE deposits.

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Completed drilling on the Whitetail Ridge resource, with the goal of expanding the identified heavy rare earth (HREE) enriched resource. Resource modeling is underway.  Because of the concentrations of certain higher priced HREEs, blending this ore with ore mined from the nearby Bull Hill deposit could result in production of a higher-valued concentrate.

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Completed 90% of the extended drilling program on the high-grade ore zone at the Bull Hill deposit.  The program was suspended in late October due to severe weather.

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Undertook seven separate optimization or trade-off studies, performed by third-party contractors, evaluating a number of development alternatives.  This work  as well as the pilot plant testing and drill results will be included in the detailed design and economic analysis portion of the Feasibility Study, now expected to start in the first half of 2014.

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Entered into a Memorandum of Understanding with the US Forest Service initiating the National Environmental Policy Act (NEPA) process and preparation of the Environmental Impact Statement (EIS) for the Project.  The selection process is underway for both a Forest Service project manager and a third-party EIS contractor and expected to be complete in December.  The various evaluation programs currently under way are not expected to impact permitting efforts.

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Completed an equity placement for net proceeds of $7.4 million.  The funds will be used to advance activities relating to the Bear Lodge Project.

Financial Results (Please note that financial results published by the Company are all stated in U.S. Dollars.)

For accounting purposes, the Company is classified as an exploration stage company and, as such, does not have production-related revenues at this time. The net loss for the quarter ended September 30, 2013 totaled $6.9 million, or $0.15 per share, compared to a net loss of $5.9 million, or $0.13 per share, for the same period in 2012.  The $1.0 million variance in net loss between the two quarters was due to the following:

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A decrease in the gain on currency translation of $1.5 million;

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Increased exploration expenses of $0.2 million due to the extended drilling program;

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Partially offset by a decrease in stock-based compensation of $0.7 million.

For the nine-months ended September 30, 2013 the net loss was $16.5 million, or $0.36 per share, compared to a net loss of $19.8 million, or $0.45 per share, for the same period in 2012.  The $3.3 million positive variance in net loss between the two periods was due to the following:

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Positive variance in administrative expenses and stock-based compensation of $5.2 million;

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Reduced exploration spending of $0.3 million at the Bear Lodge property;

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A one-time $0.9 million write down of mineral property that occurred in 2012;

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Partially offset by an increase in the loss on currency translation of $3.1 million.

Sufficient Cash Balances to Complete Current Work Program

As of September 30, 2013, the Company had cash and cash equivalents of $30.9 million.  The increase in cash and investments during the quarter was the result of an $8.0 million offering of common shares and warrants in a registered direct offering completed in September that resulted in net proceeds of $7.4 million after expenses.

This was offset by $5.7 million of spending during the quarter that included funding developmental drilling and assaying, metallurgical work on ore for both resource evaluation and process testing, third-party pilot plant testing of processing technology, engineering trade-off studies on development alternatives, ongoing permitting efforts and related environmental monitoring costs.

It is expected that the cash and cash equivalents are sufficient to finance completion of expected exploration, permitting and evaluation efforts through the end of 2014.

“The important programs we have recently completed or currently have underway at Bear Lodge are directed at moving our world-class rare earth project towards development and creating value for our shareholders,” said David P. Suleski, Chief Financial Officer.  “While these accomplishments are significant, they come at a time when the sector is facing headwinds.  Startup challenges faced by new producers have created uncertainty in the market and resulted in some negative sector commentary.  Additionally, prices for a number of the rare elements had been moving up nicely in a summer rally but have stalled in the last few weeks.  What hasn’t changed is that market experts continue to project strong medium- and long-term demand growth for most rare earths. Pending timely permitting, Bear Lodge is slated for commissioning in late 2016 and should be in an excellent position to help meet this growing global demand.”

The unaudited financial statements are available through the Canadian securities regulatory authorities at www.sedar.com, and with the U.S. Securities and Exchange Commission at www.sec.gov. They are also available on the Company’s website at www.rareelementresources.com.

Rare Element Resources Ltd. is a publicly traded mineral resource company focused on exploration and development of rare-earth element deposits, specifically those with significant distribution of critical rare earths.  The Company is advancing development of the Bear Lodge Project, located in northeast Wyoming.  Bear Lodge is a significant mineralized district containing many of the less common, more valuable critical rare earths that are essential for electronics, fiber optics, laser systems for health and defense, as well as many evolving green technologies, like hybrid cars, solar panels and wind turbines. Permitting and feasibility work on the Project is currently underway.

For additional information, please visit the Company’s website at www.rareelementresources.com or contact Robbin Lee at 720-278-2462 or rlee@rareelementresources.com.

Jaye T Pickarts, P.E., Rare Element's internal, qualified person under Canadian NI 43-101, supervised the preparation of the scientific and technical information concerning the Company's mineral project and process contained in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Technical Reports for our project as filed on SEDAR at www.sedar.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada. Except for statements of historical fact, certain information contained herein constitutes forward-looking statements. Forward-looking statements are usually identified by our use of certain terminology, including "will", "believes", "may", "expects", "should", "seeks", "anticipates", "plans", "has potential to", or "intends" or by discussions of strategy or intentions. Such forward looking statements include statements regarding the processing test work and expected results, the drilling program anticipated results, permitting process and progress and project development plans for the future. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results or achievements to be materially different from any future results or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the progress of our Bear Lodge Project, fluctuations in demand for, and price of, rare earth products; success of process technology under testing; results from geological evaluations and programs, timing of and unexpected events at the Bear Lodge property; delay or failure to receive government approvals and permits; changes in U.S. and Canadian securities markets; and general economic conditions. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Transition Report on Form 10-K for the six months ended December 31, 2012. We expect that the above estimates as to development plans, technology and other processes, time frames and financial needs will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management's estimate as of any date other than the date of this press release.